Exhibit 99.1

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE
Colonial Properties Trust Announces Tender Offer for 2012, 2014, 2015 and 2016
Unsecured Notes
BIRMINGHAM, Ala—August 4, 2009—Colonial Properties Trust (NYSE:CLP) and its operating partnership, Colonial Realty Limited Partnership (“Colonial Realty”, and together with Colonial Properties Trust, the “company”), today announced the commencement by Colonial Realty of a cash tender offer (the “Offer”), for an amount of the notes of Colonial Realty listed in the table below (the “Notes”), such that the amount the company would be required to pay for the purchase of the Notes, excluding accrued and unpaid interest, would not exceed $125 million (the “Maximum Tender Amount”). The Offer is being made pursuant to an Offer to Purchase (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”), each dated August 4, 2009.
In order to receive the applicable “Total Consideration” for the series shown in the table below, which includes the Early Tender Payment, holders must validly tender and not withdraw their Notes by 5:00 p.m., New York City time, on Monday, August 17, 2009, unless extended (the “Early Tender Date”). Holders who tender Notes after the Early Tender Date will receive the “Tender Offer Consideration” which is equal to the Total Consideration minus the Early Tender Payment.
The table below shows each series of Notes included in the Offer as well as the applicable Total Consideration and Early Tender Payment per $1,000 of each series of Notes. The Offer is not conditioned on any minimum amount of Notes being tendered.

	Principal
	Amount	Acceptance	Tender Offer	Early Tender	Total
Title of Security	Outstanding	Priority Level	Consideration (1)	Payment (1)	Consideration (1)
6.050% Senior Notes due 2016 (CUSIP — 195889AA8)	$178,682,000	1	$870.00	$30.00	$900.00
5.500% Senior Notes due 2015 (CUSIP — 195891AJ5)	$258,646,000	2	$872.50	$30.00	$902.50
6.250% Senior Notes due 2014 (CUSIP — 195891AG1)	$200,861,000	3	$926.25	$30.00	$956.25
6.875% Senior Notes due 2012 (CUSIP — 195891AD8)	$80,000,000	4	$960.00	$30.00	$990.00

(1)	Per $1,000 principal amount of Notes accepted for purchase.
The Offer will expire at 12:00 midnight, New York City time, on Monday, August 31, 2009, unless extended by Colonial Realty (such date and time, as the same may be extended, the “Expiration Date”). Tendered Notes may not be withdrawn after 5:00 p.m., New York City time, on Monday, August 17, 2009, unless extended by Colonial Realty.
Accrued and unpaid interest from the last interest payment date up to, but not including, the settlement date will be paid in cash on all validly tendered and accepted Notes. The settlement date will be promptly after the Expiration Date and is expected to be on or about Tuesday, September 1, 2009.

In the event that the Offer is oversubscribed, tenders of Notes will be subject to proration. Colonial Realty will accept tendered Notes of each series according to the “Acceptance Priority Level” for that series specified in the table above. All Notes having a higher Acceptance Priority Level will be accepted for purchase before any tendered Notes having a lower Acceptance Priority Level are accepted. For example, all tendered Notes having Acceptance Priority Level “1” will be accepted before any tendered Notes having Acceptance Priority Level “2” will be accepted. Where some, but not all, of the Notes tendered for a particular series are purchased, the amount of Notes accepted from each Noteholder tendering that series of Notes will be prorated based on the aggregate principal amount tendered with respect to that series and the remaining amount available under the Maximum Tender Amount.
The complete terms and conditions of the Offer are set forth in the Offer to Purchase and Letter of Transmittal, which is being sent to holders of Notes. Holders are urged to read these documents carefully.
The Offer is subject to the satisfaction or waiver of certain conditions which are set forth in the Offer to Purchase.
Colonial Realty has engaged BofA Merrill Lynch as the Dealer Manager for the Offer. Questions regarding the Offer may be directed to BofA Merrill Lynch at 888-292-0070 (U.S. toll-free) and 980-388-4603 (collect). Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Offer, Global Bondholder Services Corporation, at 866-470-4200 (U.S. toll-free) and 212-430-3774.
This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The Offer is made only by and pursuant to the terms of the Offer to Purchase and the Letter of Transmittal. The Offer is not being made in any jurisdiction in which the making of or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Colonial Properties Trust, Colonial Realty, the Dealer Manager or the Information Agent makes any recommendation as to whether holders should tender their Notes pursuant to the Offer. Holders must make their own decisions as to whether to tender Notes and, if so, the principal amount of Notes to tender.
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Forward Looking Statements
Certain statements in this press release may constitute “forward-looking statements” and involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results, performance, achievements or transactions to be materially different from the results, performance, achievements or transactions expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, real estate conditions and markets, including recent deterioration in the multifamily market and the strength or duration of the current recession or recovery; increased exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry; ability to obtain financing on reasonable rates, if at all; performance of affiliates or companies in which we have made investments; changes in operating costs; higher than expected construction costs; uncertainties associated with the timing and amount of real estate dispositions, including our existing inventory of condominium and for-sale residential assets; legislative or regulatory decisions; our ability to continue to maintain our status as a REIT for federal income tax purposes; price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on availability of financing; the effect of any rating agency action on the cost and availability of new debt financings; level and volatility of interest rates or capital market conditions; effect of any terrorist activity or other heightened geopolitical crisis; or other factors affecting the real estate industry generally.

Except as otherwise required by the federal securities laws, the company assumes no responsibility to update the information in this press release.
The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company’s results.
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CONTACT: Colonial Properties Trust
Jerry A. Brewer, Executive Vice President, Finance, 1-800-645-3917